EXHIBIT 99.1

Investor Relations:

Kim Rogers

Hayden IR

(385) 831-7337

kim@haydenir.com

PCM REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Gross Profit Margin Improves to 14.3% in Fourth Quarter and 14.8% for Full Year

Sales of Services grew 9% in Fourth Quarter and 12% for Full Year

Securities Class Action Lawsuit Dismissed and Fully Concluded in Favor of the Company and its Officers

El Segundo, California — March 7, 2018 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported financial results for the fourth quarter and full year of 2017.

Financial Summary:

Fourth Quarter 2017 compared to Fourth Quarter 2016:

●	Net sales declined 4% to $563.4 million
●	Sales of services grew 9% to $43.0 million
●	Gross profit declined 2% to $80.9 million
●	Gross profit margin improved 20 bps to 14.3%, up from 14.1%
●	Consolidated SG&A expenses increased 10% to $80.9 million
●	Loss per share of $0.22; adjusted earnings per share (EPS) of $0.17
●	Repurchased 23,000 shares at an average price of $10.81

Full Year 2017 compared to Full Year 2016:

●	Net sales declined 3% to $2,193.4 million
●	Sales of services grew 12% to $160.8 million
●	Gross profit increased 2% to $325.7 million
●	Gross profit margin improved 60 bps to 14.8%, up from 14.2%
●	Consolidated SG&A expenses increased 11% to $314.3 million
●	Diluted EPS of $0.24; adjusted EPS of $1.20
●	Repurchased 892,287 shares at an average price of $13.00

Frank Khulusi, Chairman and CEO of PCM, Inc., commented, “While some segments of our business performed well in the fourth quarter, overall I’m not pleased with our results. We experienced significantly lower than anticipated contribution during the quarter from our Public Sector business that drove the year over year decline in consolidated results. As we stated last quarter, we chose not to renew a contract in the Federal space at a loss, and during the quarter one of our more profitable Federal contracts was pushed into 2018. Our Commercial segment grew 1% in Q4 despite a 5% headwind from the non-consolidation of the NCE. We saw nice growth in Q4 in our international segments, with our Canadian segment up 11% and our new UK segment generating just over $9 million of revenues in the quarter as it continues to ramp. Our services business continued to perform very well, with overall growth of 9%, and remains a key element to our long-term strategy of transitioning our business to higher value-added services and solutions.”

Jay Miley, President of PCM, Inc., said, “Key components of our 2018 strategy include leveraging the investments made in 2017, increasing sales productivity and controlling discretionary costs, while maintaining our focus on advanced solutions and services. During 2017 we made significant investments in our security and cloud practices, and we recently expanded our professional and managed services capabilities in the voice and collaboration space. In 2018 on a full year basis, we expect SG&A expenses as a percentage of revenues to improve by over 100 basis points. Based on the outstanding resources and team members we now have in place, combined with an intense organizational focus on leveraging our existing investments, I am optimistic about our outlook for a great 2018.”

1

Outlook

Commenting on PCM’s 2018 Outlook, Khulusi stated, “I believe PCM is very well positioned for the future. We expect 2018 to be a record year in sales, gross profit and adjusted EPS, with the major headwinds that impacted our 2017 top line growth behind us and as we expect to begin to reap the benefits of our 2017 investments in security, cloud, hybrid data center and managed services. We are forecasting 2018 revenue growth of approximately 5% over 2017, which is above projected IT spending growth rates. 2018 is off to a good start, with growth for the first two months in line with this forecast, including a return to growth in gross billings for our public sector segment. Gross margin is expected to remain at the increased levels we achieved in 2017 as we continue our focus on sales of advanced solutions and services. SG&A expenses as a percentage of sales are expected to decline significantly, realizing the effect of our optimization efforts, tight expense management and leverage on incremental sales. As such, we are forecasting non-GAAP earnings per share in 2018 to grow significantly and be in the range of $2.00 - $2.10, including the results of the UK segment.”

Khulusi concluded, “With respect to our new UK segment, it continues to grow rapidly and capture the attention of vendors, customers and competitors in this important market. Having taken advantage of a market opportunity to hire quite a few experienced sales people in Q4 as we previously stated, Q4 was our peak investment period from an income statement impact standpoint. We are very pleased to share that January was our first month with the UK segment operating results near break-even. This important milestone for a startup was reached eight months from our launch date. We are confident in our trajectory for our UK business and we currently expect at least a $1 million improvement from the fourth quarter in our UK bottom line in Q1 and continue to expect full year profit for 2018.”

Results of Operations

Fourth Quarter 2017 compared to Fourth Quarter 2016

Net Sales

The following table presents our net sales by segment for the periods presented (dollars in thousands):

	Three Months Ended December 31,
	2017		2016
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$460,418	82%	$457,545	78%	$2,873	1%
Public Sector	53,123	9	92,366	16	(39,243)	(42)
Canada	40,884	7	36,753	6	4,131	11
United Kingdom	9,136	2	—	—	9,136	—
Corporate & Other	(113)	—	(37)	—	(76)	NM (1)
Consolidated	$563,448	100%	$586,627	100%	$(23,179)	(4)

(1) Not meaningful.

Consolidated net sales were $563.4 million in the three months ended December 31, 2017 compared to $586.6 million in the three months ended December 31, 2016, a decrease of $23.2 million or 4%. As previously announced, beginning in the first quarter of 2017 our financial results do not consolidate the financial results of sales made under some customer contracts we purchased in the En Pointe acquisition, which are now held by a partner which qualifies for certification as a minority and women owned business in accordance with customer supplier diversity policies. We hold a 49% passive equity interest in this partner and we have accounted for our investment in this partner using the equity method of accounting beginning in the first quarter of 2017. We refer to this entity as the non-controlled entity or NCE. Our consolidated net sales for the three months ended December 31, 2017 do not include $21.3 million of net sales made under contracts held by the NCE. Consolidated sales of services were $43.0 million in the three months ended December 31, 2017 compared to $39.6 million in the three months ended December 31, 2016, an increase of $3.4 million, or 9%, and represented 8% and 7% of consolidated net sales in the three months ended December 31, 2017 and 2016, respectively.

Commercial net sales were $460.4 million in the three months ended December 31, 2017 compared to $457.5 million in the three months ended December 31, 2016, an increase of $2.9 million or 1% despite the impact of $21.3 million of net sales made under contracts now held by the NCE and not consolidated in our Commercial net sales. Sales of services in our Commercial segment were $31.9 million in the three months ended December 31, 2017 compared to $29.4 million in the three months ended December 31, 2016, an increase of $2.5 million, or 8%, and represented 7% and 6% of Commercial net sales in the three months ended December 31, 2017 and 2016, respectively.

2

Public Sector net sales were $53.1 million in the three months ended December 31, 2017 compared to $92.4 million in the three months ended December 31, 2016, a decrease of $39.3 million or 42%. Our Federal sales decreased by 56%, while our State, Local and Educational Sales decreased by 30%. Our Federal sales were negatively impacted in the quarter by the loss of a Federal contract which we were unwilling to rebid at a loss as we stated last quarter and by sales under another Federal contract vehicle which pushed into the first half of 2018. We were also impacted in the quarter by the departure of the president of our Public Sector business for personal reasons unrelated to the business, and we are currently undertaking a search for his replacement. In the first two months of 2018, our Public Sector business returned to growth in gross billings over the comparable prior year period. Sales of services in our Public Sector segment were $3.3 million in the three months ended December 31, 2017 compared to $4.0 million in the three months ended December 31, 2016, a decrease of $0.7 million, or 18% and represented 6% and 4% of Public Sector net sales in each of the three months ended December 31, 2017 and 2016, respectively.

Canada net sales were $40.9 million in the three months ended December 31, 2017 compared to $36.8 million in the three months ended December 31, 2016, an increase of $4.1 million, or 11%. Sales of services in our Canadian segment were $7.4 million in the three months ended December 31, 2017 compared to $6.1 million in the three months ended December 31, 2016, an increase of $1.3 million, or 21%, and represented 18% and 17% of Canada net sales in the three months ended December 31, 2017 and 2016, respectively.

Our United Kingdom segment, which officially launched in the second quarter of 2017, generated net sales of approximately $9.1 million in the three months ended December 31, 2017, which is up from $2.7 million generated in the third quarter of 2017.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $80.9 million in the three months ended December 31, 2017 compared to $82.8 million in the three months ended December 31, 2016, a decrease of $1.9 million, or 2%. Consolidated gross profit margin increased to 14.3% in the three months ended December 31, 2017 from 14.1% in the same period last year. The decrease in consolidated gross profit was primarily due to the decrease in sales as discussed above. The increase in consolidated gross profit margin was primarily due to the impact of increased sales of services and advanced solutions as well as the beneficial impact of the non-consolidation in 2017 of contracts now held by the NCE, as discussed above, which have historically had lower margins.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $80.9 million in the three months ended December 31, 2017 compared to $73.6 million in the three months ended December 31, 2016, an increase of $7.3 million or 10%. Consolidated SG&A expenses as a percentage of net sales increased to 14.4% in the three months ended December 31, 2017 from 12.6% in the same period last year. The increase in consolidated SG&A expenses was primarily related to a $5.0 million increase in personnel costs, which was primarily related to the investments we made in account executives in the U.K., Canada and in our advanced technology solutions practices. The increase in consolidated SG&A expenses was also impacted by a $1.1 million increase in other taxes, a $0.6 million increase in lease expenses, a $0.6 million increase in bad debt expense, a $0.5 million increase in credit card processing fees and a $0.4 million increase in each of advertising expenditures, consulting fees, telecommunication costs and restructuring costs, partially offset by a $1.9 million decrease in outside service costs primarily related to the termination of the Pakistani BPO service contract.

Income Taxes

Income tax expense was $0.4 million in the three months ended December 31, 2017 compared to $2.9 million in the three months ended December 31, 2016. Our effective tax rate was (15.7)% compared to 38.5% in the prior year. Income taxes in the three months ended December 31, 2017 reflected certain adjustments related to the Tax Cuts and Jobs Act of 2017 including a $1.9 million one-time benefit of revaluing our deferred tax liabilities at a new lower federal tax rate, partially offset by a $0.7 million one-time expense related to the foreign income transition tax.

Net Income (Loss)

Net loss for the three months ended December 31, 2017 was $2.6 million compared to net income of $4.7 million for the three months ended December 31, 2016. Loss per share was $(0.22) compared to diluted EPS of $0.37 in the prior year.

Adjusted EPS

Non-GAAP EPS (adjusted EPS) was $0.17 for the three months ended December 31, 2017 compared to $0.51 in the three months ended December 31, 2016.

3

Full Year 2017 compared to Full Year 2016

Net Sales

The following table presents our net sales by segment for the periods presented (dollars in thousands):

	Years Ended December 31,
	2017		2016
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$1,732,439	79%	$1,746,530	77%	$(14,091)	(1)%
Public Sector	277,882	13	353,497	16	(75,615)	(21)
Canada	171,335	8	150,643	7	20,692	14
United Kingdom	12,235	—	—	—	12,235	NM (1)
Corporate & Other	(455)	—	(83)	—	(372)	NM (1)
Consolidated	$2,193,436	100%	$2,250,587	100%	$(57,151)	(3)

(1) Not meaningful.

Consolidated net sales were $2,193.4 million in the twelve months ended December 31, 2017 compared to $2,250.6 million in the twelve months ended December 31, 2016, a decrease of $57.2 million or 3%. Our consolidated net sales for the twelve months ended December 31, 2017 do not include $98.7 million of net sales made under contracts held by the NCE. Consolidated sales of services were $160.8 million in the twelve months ended December 31, 2017 compared to $143.2 million in the twelve months ended December 31, 2016, an increase of $17.6 million, or 12%, and represented 7% and 6% of consolidated net sales in the twelve months ended December 31, 2017 and 2016, respectively.

Commercial net sales were $1,732.4 million in the twelve months ended December 31, 2017 compared to $1,746.5 million in the twelve months ended December 31, 2016, a decrease of $14.1 million or 1% despite the impact of $98.7 million of net sales made under contracts now held by the NCE and not consolidated in our Commercial net sales. Sales of services in our Commercial segment were $116.3 million in the twelve months ended December 31, 2017 compared to $107.6 million in the twelve months ended December 31, 2016, an increase of $8.7 million, or 8%, and represented 7% and 6% of Commercial net sales in the twelve months ended December 31, 2017 and 2016, respectively.

Public Sector net sales were $277.9 million in the twelve months ended December 31, 2017 compared to $353.5 million in the twelve months ended December 31, 2016, a decrease of $75.6 million or 21%. Our Federal sales decreased by 24%, while our State, Local and Educational Sales decreased by 20%. Sales of services in our Public Sector segment were $13.9 million in the twelve months ended December 31, 2017 compared to $11.5 million in the twelve months ended December 31, 2016, an increase of $2.4 million, or 21%, and represented 5% and 3% of Public Sector net sales in the twelve months ended December 31, 2017 and 2016, respectively.

Canada net sales were $171.3 million in the twelve months ended December 31, 2017 compared to $150.6 million in the twelve months ended December 31, 2016, an increase of $20.7 million, or 14%. Sales of services in our Canadian segment were $30.1 million in the twelve months ended December 31, 2017 compared to $24.0 million in the twelve months ended December 31, 2016, an increase of $6.1 million, or 25%, and represented 18% and 16% of Canada net sales in the twelve months ended December 31, 2017 and 2016, respectively.

Our United Kingdom segment generated net sales of approximately $12.2 million in the twelve months ended December 31, 2017.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $325.7 million in the twelve months ended December 31, 2017 compared to $318.8 million in the twelve months ended December 31, 2016, an increase of $6.9 million, or 2%. Consolidated gross profit margin increased to 14.8% in the twelve months ended December 31, 2017 from 14.2% in the same period last year. The increase in consolidated gross profit was primarily due to an increased mix of higher margin solutions and services, despite the consolidated decrease in net sales. The increase in consolidated gross profit margin was primarily due to the impact of increased sales of services and advanced solutions as well as the beneficial impact of the non-consolidation in 2017 of contracts now held by the NCE, as discussed above, which have historically had lower margins.

4

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $314.3 million in the twelve months ended December 31, 2017 compared to $284.0 million in the twelve months ended December 31, 2016, an increase of $30.3 million or 11%. Consolidated SG&A expenses as a percentage of net sales increased to 14.3% in the twelve months ended December 31, 2017 from 12.6% in the same period last year. The increase in consolidated SG&A expenses was primarily related to a $19.1 million increase in personnel costs, which was primarily related to the investments we made in account executives in the U.K., Canada and in our advanced technology solutions practices. The increase in consolidated SG&A expenses was also impacted by $3.6 million of restructuring related costs, $1.7 million of increased telecommunication costs and a $1.5 million increase in M&A and related litigation costs, partially offset by a $1.7 million reduction in amortization expense and a $1.6 million decrease in outside service costs primarily related to the termination of the Pakistani BPO service contract.

Income Taxes

Income tax expense was $0.9 million in the twelve months ended December 31, 2017 compared to $11.1 million in the twelve months ended December 31, 2016. Our effective tax rate was 24.1% compared to 38.7% in the prior year. The reduction in the tax rate reflected the adoption of ASU 2016-09 in 2017 with a benefit associated with stock compensation as well as certain adjustments related to the Tax Cuts and Jobs Act of 2017 including a $1.9 million one-time benefit of revaluing our deferred tax liabilities at a new lower federal tax rate, partially offset by a $0.7 million one-time expense related to the foreign income transition tax.

Net Income

Net income for the twelve months ended December 31, 2017 was $3.1 million compared to net income of $17.6 million for the twelve months ended December 31, 2016. Diluted EPS was $0.24 compared to $1.40 in the prior year.

Adjusted EPS

Non-GAAP EPS (adjusted EPS) was $1.20 for the twelve months ended December 31, 2017 compared to $1.89 in the twelve months ended December 31, 2016.

Consolidated Balance Sheet and Cash Flow

We had $65.5 million of net cash used in operating activities in the year ended December 31, 2017 compared to $96.5 million of net cash provided by operating activities in the year ended December 31, 2016. Accounts receivable at December 31, 2017 was $439.7 million, an increase of $80.7 million from December 31, 2016 due to timing differences compared to the end of the prior year. Inventory at December 31, 2017 was $103.5 million, an increase of $22.6 million from December 31, 2016, with the increase primarily related to certain purchases made in the fourth quarter which have largely been sold in the first quarter of 2018 to date. Accounts payable at December 31, 2017 was $289.2 million, an increase of $12.7 million from December 31, 2016 due to timing differences compared to the end of the prior year. Cash used in investing activities during the year ended December 31, 2017 totaled $22.1 million compared to $10.8 million during the year ended December 31, 2016. Investing activities for the year ended December 31, 2017 were primarily related to a purchase of real property in Woodridge, Illinois for $3.1 million, acquisitions in our UK business of $4.8 million and expenditures relating to investments in our IT infrastructure and leasehold improvements. Investing activities for the year ended December 31, 2016 were primarily related to $8.7 million of capital expenditures and $2.1 million of acquisition activities. Within cash flows from financing activities, we paid earnout payments of $13.4 million in the year ended December 31, 2017, a 3% increase compared to $13.1 million paid in the year ended December 31, 2016. We repurchased $11.6 million of common stock during the year ended December 31, 2017 compared to $3.6 million in the year ended December 31, 2016. The net result of these and other smaller items is the outstanding borrowings under our line of credit, which increased by $106.4 million to $213.8 million at December 31, 2017 compared to December 31, 2016. In 2018, we expect working capital trends to return to normalized levels.

Securities Class Action Lawsuit Dismissal and Final Resolution

On January 3, 2018, the Court in the purported securities class action we previously disclosed, which was filed on May 3, 2017 against the Company and its officers in the United States District Court for the Central District of California, entitled Miller v. PCM Inc., Case No. 2:17-cv-03364-VAP-KS, granted our motion to dismiss the action in its entirety, without prejudice, on the grounds that the complaint failed to meet the pleadings requirements necessary to pursue such a case under the Private Securities Litigation Reform Act of 1995. In its January 3, 2018 ruling, the Court gave lead plaintiffs until January 24, 2018, to file a further amended complaint. On January 24, 2018, without any consideration paid by or on behalf of the Company or any other party to the litigation, lead plaintiffs in the case agreed not to file any amended complaint and further agreed not to take any appeal in the action, either from the order granting our motion to dismiss or from the eventual final judgment of dismissal in the case. On February 2, 2018, the Court entered final judgment dismissing this action in its entirety, with prejudice. This lawsuit is now fully and finally concluded in favor of the Company and its officers.

5

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications.

	Three Months Ended December 31,		Y/Y Sales	Years Ended December 31,		Y/Y Sales
Product Sales Mix:	2017	2016	Growth	2017	2016	Growth
Software(1)	25%	25%	(1)%	28%	28%	2%
Notebooks and Tablets	22	20	5	20	19	7
Desktops	8	7	9	7	7	3
Delivered services	8	7	9	7	6	12
Networking	6	7	(14)	7	7	(8)
Manufacturer service and warranties(1)	5	6	(22)	6	7	(10)
Display	4	4	4	4	4	2
Accessories	4	5	(11)	4	4	5
Storage	4	4	(22)	3	4	(15)
Servers	3	2	31	3	2	19
Printers	2	3	(31)	2	3	(5)
Other(2)	9	10	(8)	9	9	9
Total	100%	100%		100%	100%

(1)	Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.
(2)	Other includes power, input devices, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), adjusted EBITDA and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and adjusted EPS remove the effect of severance and restructuring related expenses related to our cost reduction initiatives and stock-based compensation, as well as uncommon, non-recurring or special items. Adjusted EPS also removes the effect of amortization of intangibles acquired in acquisitions. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. EBITDA, adjusted EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that adjusted EBITDA and adjusted EPS provide a better understanding of our company’s operating performance and cash flows. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on March 7, 2018 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fourth quarter results. To listen to PCM management’s discussion of its fourth quarter and year to date results live, access http://investor.pcm.com/events-presentations.

The archived webcast can be accessed at http://investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on March 7, 2018 until March 14, 2018 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting code 4796989.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers across the United States and Canada. We generated net sales of $2.2 billion in the twelve months ended December 31, 2017. For more information, please visit investor.pcm.com or call (310) 354-5600.

6

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to our strategic positioning; our positioning for future growth; expectation of financial performance, opportunities, expectations or intentions for growth in top or bottom line operating results; expectations for gross margins including expectations for gross margins to remain at the increased levels we achieved in 2017 as we focus on sales of advanced solutions and services; expectations for reductions in SG&A expenses as a percentage of sales and controlling our cost structure; expectations of earnings per share; statements regarding our components of our strategy to leverage investments made in 2017, increase sales productivity and control discretionary costs while maintaining our focus on advanced solutions and services; our ability to achieve success in the UK, to grow our UK segment rapidly, capture the attention of vendors, customers and competitors and achieve significant improvement in the results of our UK segment or achieve full year profitability for 2018 in our UK segment and expectations regarding working capital returning to normalized levels and boost to cash flow in 2018. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our ability to attract and retain key employees; our ability to receive expected returns on changes in our sales and services organizations or strategic investments, including without limit, investments in advanced technology solutions and services, our call centers and our international expansion; risks associated with our ability to integrate our acquisitions; availability of key vendor incentives and other vendor assistance; our IT infrastructure; risks associated with cyber and data security including compliance with related regulatory requirements such as the European Union General Data Protection Regulation, which will apply to our operations beginning in May of 2018; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; the effect of any failure by us to continue to successfully transition outsourced BPO services historically provided to our En Pointe business under a service agreement we acquired in connection with our En Pointe acquisition; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the misappropriation or unauthorized use of our proprietary or confidential information by competitors or others; our loss of personnel to competitors; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our Public Sector business; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in Canada, the UK and Europe and the Asia Pacific region and the related effects on our Canadian, UK and our Asia-Pacific operations, including without limitation our executive management’s lack of experience operating in these markets; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; other risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us, including without limitation the litigation and other actions related to our En Pointe acquisition; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part II of our Form 10-Q for the period ended September 30, 2017, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

7

PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Net sales	$563,448	$586,627	$2,193,436	$2,250,587
Cost of goods sold	482,596	503,787	1,867,714	1,931,786
Gross profit	80,852	82,840	325,722	318,801
Selling, general and administrative expenses	80,893	73,633	314,281	284,010
Operating profit (loss)	(41)	9,207	11,441	34,791
Interest expense, net	2,305	1,550	7,894	6,083
Equity income from unconsolidated affiliate	104	—	528	—
Income (loss) before income taxes	(2,242)	7,657	4,075	28,708
Income tax expense	353	2,947	984	11,115
Net income (loss)	$(2,595)	$4,710	$3,091	$17,593

Basic and Diluted Earnings (Loss) Per Common Share
Basic	$(0.22)	$0.40	$0.25	$1.49
Diluted	(0.22)	0.37	0.24	1.40

Weighted average number of common shares outstanding:
Basic	11,770	11,867	12,269	11,847
Diluted	11,770	12,758	13,094	12,528

8

PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
EBITDA(a)
Consolidated operating profit (loss)	$(41)	$9,207	$11,441	$34,791
Add: Consolidated depreciation expense	2,663	2,422	10,052	9,944
Consolidated amortization expense	1,036	1,440	4,129	5,840
Equity income from unconsolidated affiliate(b)	104	—	528	—
EBITDA	$3,762	$13,069	$26,150	$50,575

EBITDA Adjustments
Stock-based compensation	$686	$504	$2,605	$1,961
Write-off of CRM	—	—	—	37
M&A and related litigation costs and fees(c)	539	343	2,916	1,250
Severance and restructuring related costs(d)	1,482	615	6,818	2,530
Foreign exchange (gain) loss	(22)	22	(25)	(240)
UK net startup costs(e)	1,981	—	5,107	—
Legal settlement gain(f)	—	—	—	(1,333)
Total EBITDA adjustments	$4,666	$1,484	$17,421	$4,205

Adjusted EBITDA
EBITDA	$3,762	$13,069	$26,150	$50,575
Add: EBITDA Adjustments	4,666	1,484	17,421	4,205
Adjusted EBITDA	$8,428	$14,553	$43,571	$54,780

Net income (loss)
Income (loss) before income taxes	$(2,242)	$7,657	$4,075	$28,708
Less: Income tax expense	353	2,947	984	11,115
Net income (loss)	$(2,595)	$4,710	$3,091	$17,593

Income (loss) before income taxes	$(2,242)	$7,657	$4,075	$28,708
Add: EBITDA Adjustments	4,666	1,484	17,421	4,205
Amortization of purchased intangibles(g)	1,032	1,436	4,112	5,825
One-time interest charge(h)	—	—	321	—
Adjusted income before income taxes	3,456	10,577	25,929	38,738
Less: Adjusted income tax expense(i)	1,365	4,071	10,242	14,998
Non-GAAP net income	$2,091	$6,506	$15,687	$23,740

Diluted earnings (loss) per share
GAAP diluted EPS	$(0.22)	$0.37	$0.24	$1.40
Non-GAAP diluted EPS	0.17	0.51	1.20	1.89

GAAP diluted weighted average number of common shares outstanding	11,770	12,758	13,094	12,528
Non-GAAP diluted weighted average number of common shares outstanding	12,246 (j)	12,758	13,094	12,528

(a)	EBITDA — earnings from operations before interest, taxes, depreciation and amortization expenses.
(b)	Represents our equity income resulting from our 49% ownership interest in the NCE.
(c)	Includes acquisition-related costs and fees, including litigation.
(d)	Includes employee severance related costs related to our cost reduction initiatives, duplicate costs associated with the Ovex transition, lease vacancy costs and other restructuring related costs.
(e)	Represents net losses associated with our new United Kingdom investment.
(f)	Relates to gain resulting from a class action settlement related to the DRAM Indirect Antitrust Litigation.
(g)	Includes amortization expense for acquisition-related intangible assets, which include trademarks, trade names, non-compete agreements and customer relationships.
(h)	Represents interest expense levied against the company for unclaimed property reports for periods dating back to 2003.
(i)	The 2017 adjusted income tax expense for three and twelve months ended December 31, 2017 were computed using an estimated annual effective tax rate of 39.5%. Our actual effective tax rates for the three and twelve months ended December 31, 2017 were (15.8)% and 24.2%, respectively.
(j)	Includes approximately 476,000 dilutive shares for the three months ended December 31, 2017 for computation of non-GAAP diluted EPS.

9

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$9,113	$7,172
Accounts receivable, net of allowances of $2,181 and $832	439,658	358,949
Inventories	103,471	80,872
Prepaid expenses and other current assets	9,333	16,250
Asset held for sale	—	5,812
Total current assets	561,575	469,055
Property and equipment, net	71,551	56,352
Goodwill	87,768	83,388
Intangible assets, net	11,090	15,074
Deferred income taxes	1,759	947
Investment and other assets	6,509	4,994
Total assets	$740,252	$629,810

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$289,201	$276,524
Accrued expenses and other current liabilities	55,040	63,403
Deferred revenue	7,913	10,960
Line of credit	213,778	107,396
Notes payable — current	3,362	11,168
Note payable related to asset held for sale	—	4,601
Total current liabilities	569,294	474,052
Notes payable	32,892	18,750
Other long-term liabilities	7,338	7,039
Deferred income taxes	3,102	1,498
Total liabilities	612,626	501,339
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 17,170,273 and 16,465,567 shares issued; 11,779,621 and 11,967,202 shares outstanding	17	16
Additional paid-in capital	134,646	127,777
Treasury stock, at cost: 5,390,652 and 4,498,365 shares	(38,536)	(26,934)
Accumulated other comprehensive income (loss)	251	(639)
Retained earnings	31,248	28,251
Total stockholders’ equity	127,626	128,471
Total liabilities and stockholders’ equity	$740,252	$629,810

10

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Years Ended December 31,
	2017	2016
Cash Flows From Operating Activities
Net income	$3,091	$17,593
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	14,181	15,784
Equity income from an unconsolidated affiliate	(528)	—
Distribution from equity method investee	237	—
Write-off of software work in process	—	37
Provision for deferred income taxes	600	1,248
Non-cash stock-based compensation	2,605	1,961
Change in operating assets and liabilities:
Accounts receivable	(77,644)	(17,421)
Inventories	(22,599)	(25,557)
Prepaid expenses and other current assets	7,061	1,770
Other assets	(1,029)	1,020
Accounts payable	8,535	87,702
Accrued expenses and other current liabilities	3,869	12,948
Deferred revenue	(3,853)	(572)
Total adjustments	(68,565)	78,920
Net cash provided by (used in) operating activities	(65,474)	96,513
Cash Flows From Investing Activities
Purchases of property and equipment	(17,325)	(8,705)
Acquisitions, net of cash acquired	(4,806)	(2,077)
Net cash used in investing activities	(22,131)	(10,782)
Cash Flows From Financing Activities
Net borrowings (payments) under line of credit	106,382	(55,043)
Borrowing under note payable	5,216	526
Payments under notes payable	(3,771)	(5,173)
Change in book overdraft	3,195	(13,131)
Payments of earn-out liability	(13,427)	(13,058)
Capital lease proceeds	587	—
Payments of obligations under capital lease	(1,311)	(2,425)
Proceeds from stock issued under stock option plans	5,080	2,541
Payment for deferred financing costs	(1,009)	(653)
Common shares repurchased and held in treasury	(11,602)	(3,608)
Payment of taxes related to net-settled stock awards	(894)	—
Net cash provided by (used in) financing activities	88,446	(90,024)
Effect of foreign currency on cash flow	1,100	289
Net change in cash and cash equivalents	1,941	(4,004)
Cash and cash equivalents at beginning of the period	7,172	11,176
Cash and cash equivalents at end of the period	$9,113	$7,172
Supplemental Cash Flow Information
Interest paid	$7,071	$5,373
Income taxes paid, net	4,340	7,332
Supplemental Non-Cash Investing and Financing Activities
Accrued earn-out liability related to acquisitions	$1,403	$326
Financed purchases of property and equipment	900	777

11